250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 745-1976

Arrow Reports 5.4% Increase in Net Income and Double-Digit Loan Growth

•	Net income for the second quarter of 2016 increased 5.4% year over year to $6.6 million.

•	Diluted earnings per share (EPS) for the second quarter rose 4.1% year over year to $0.51 from $0.49.

•	Period-end loan portfolio balances rose $192.8 million year over year, or 13.0%, hitting a record high.

•	Record highs for period-end total assets, total deposits and total equity.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (July 20, 2016) -- Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three- and six-month periods ended June 30, 2016. Net income for the second quarter of 2016 was $6.6 million, an increase of $342 thousand, or 5.4%, from net income of $6.3 million for the second quarter of 2015. Diluted earnings per share (EPS) for the second quarter was $0.51, an increase of 4.1% from the 2015 comparable quarter, when diluted EPS was $0.49. Net income for the first six months of 2016 was $13.2 million, an increase of $1.0 million, or 8.5%, over the 2015 period. For the same comparative period, diluted EPS increased from $0.94 in 2015 to $1.01 in 2016, an increase of 7.4%. Our annualized key profitability ratios continue to remain strong as measured by a return on average equity (ROE) of 12.02% and a return on average assets (ROA) of 1.07% for the first half of 2016, compared to our ratios of 11.98% and 1.07% for the same period in 2015. Historical share and per share amounts have been restated to reflect our 2% stock dividend distributed on September 28, 2015.

Arrow President and CEO Thomas J. Murphy stated, "The second quarter of 2016 was a very good quarter for Arrow. We had excellent growth in our loan portfolio, which was a key factor for our continued strong net income performance. Arrow's assets reached a record high of $2.5 billion at the end of the quarter. We achieved records for deposits and equity as well. We continued to expand business services in our markets, especially in the Capital District market, while maintaining high-performing long-term profitability objectives. Our dedicated team maintained their focus on continual improvement as a catalyst to deliver these results, and I am pleased with our excellent performance."

The following expands upon our second-quarter results:

Net Interest Income: In the second quarter of 2016, our net interest income, measured on a tax-equivalent basis (a non-GAAP measure), increased by $1.8 million, or 10.4%, compared to the second quarter of 2015. Our tax-equivalent net interest margin (also a non-GAAP measure) increased by 8 basis points between the two quarters, up to 3.23% in the 2016 quarter from 3.15% in the 2015 quarter. In the 2016 quarter, $225 thousand of the increase in net interest margin was attributable to the recognition of interest income on a nonaccrual commercial loan that was fully paid-off during the quarter. Excluding the impact of this loan pay-off, the net interest margin for the second quarter of 2016 would have been 3.19%, up 4 basis points over our margin in the comparable 2015 quarter and unchanged from our margin in the first quarter of 2016. Our net interest margin has stabilized over recent periods due to a change in asset mix, with an increase in loans as a percentage of assets, and an increase in demand deposits. Intermediate and long-term interest rates remain very low and we expect this low interest rate environment to persist in upcoming periods, which may place increased downward pressure on our net interest margins.

Loan Growth: Over the six-month period ended June 30, 2016, total loans increased by $98.5 million, or 6.3%, with increases in all three of our major loan segments: commercial, consumer, and residential real estate. At June 30, 2016, our total loan balance increased by $192.8 million from June 30, 2015 to a record high of $1.7 billion. During the first six months of 2016, we experienced an increase of $44 million, or 9.5%, in our consumer loan portfolio, which reached a balance at period-end of $509 million, exceeding the June 30, 2015, balance by $53.7 million, or 11.8%. This increase was primarily a result of growth in our indirect automobile lending program. In the second quarter, we extended $72.9 million in new loans for new and used automobiles. Additionally, total outstanding commercial loans increased 7.5% during the first six months, reaching a balance of $524.3 million on June 30, 2016, up $75.1 million, or 16.7%, from June 30, 2015. Finally, our residential real estate loan portfolio increased by $17.8 million, or 2.9% during the first six months. We originated approximately $38.1 million of residential real estate loans during the quarter, an increase of $4.2 million from our originations in the comparable quarter of 2015.

Deposit Growth: At June 30, 2016, our deposit balances reached $2.1 billion, an increase of $99.9 million, or 5.1%, from the prior-year level. Successful execution of our strategic objective to expand our branch network in the Capital District in recent years has been effective in raising new deposits, as well as new loan opportunities. Noninterest-bearing deposits increased more rapidly than total deposits; at period-end, they were up $43.3 million, or 13.3%, from the prior-year level, which has positively impacted net interest margin. Noninterest-bearing demand deposits represented 17.8% of total deposits at June 30, 2016, an increase from 16.5% as of June 30, 2015.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management at June 30, 2016, increased by $3.9 million, or 0.3%, from the total at June 30, 2015, primarily due to the performance of the equity markets. However, the related income from fiduciary activities between the respective three-month periods decreased slightly by $51 thousand.

Insurance Agency Operations: Insurance commission income decreased 3.7% from $4.5 million for the first six months of 2015 to $4.3 million for the first six months of 2016. The decrease was attributable to the sale of one of our wholly-owned subsidiary insurance agencies in October 2015, which specialized in servicing sports accident and health insurance needs of customers primarily located outside of New York State.

Asset Quality: Asset quality remained strong at June 30, 2016, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at June 30, 2016, of $8.2 million decreased $0.9 million from the prior-year level and a decrease of $0.7 million since year-end 2015. Our nonperforming assets represented only 0.32% of total assets at period-end, versus 0.39% at June 30, 2015. Net loan losses expressed as an annualized percentage of average loans outstanding were just 0.04% for the three-month period ended June 30, 2016, compared to 0.03% for the same period a year ago.

Our allowance for loan losses was $16.8 million at June 30, 2016, which represented 1.0% of loans outstanding, 5 basis points below our ratio one year earlier and 2 basis points below our ratio at December 31, 2015. Our provision for loan losses for the second quarter of 2016 was $669 thousand, an increase of $599 thousand from the provision for the comparable 2015 quarter. The increased size of our provision resulted from a combination of strong loan growth and a modest increase in the level of classified commercial loans during the periods. Our coverage ratio at period-end continued to reflect the strong quality of our loan portfolio.

Cash and Stock Dividends: We distributed a cash dividend of $0.25 per share to shareholders in the second quarter of 2016. The cash dividend was 2% higher than the cash dividend paid in the second quarter of 2015 when adjusted for our 2% stock dividend distributed on September 28, 2015.

Capital: Total stockholders’ equity was a record $225.4 million at period-end, an increase of $18.4 million, or 8.9%, above the June 30, 2015, amount. Our capital grew over the period at a faster pace than asset growth, and the capital ratios remained strong in 2016. At June 30, 2016, the Company's CET1 ratio was estimated to be 12.74% and the total risk-based capital ratio was estimated to be 14.96%. The capital ratios of the Company and both its subsidiary banks continue to significantly exceed the “well capitalized” regulatory standards, which places us in the highest current regulatory category.

Peer Group: Many of our key operating ratios have consistently compared favorably to our peer group, which we define as all U.S. bank holding companies having $1 billion to $3 billion in total assets, as identified in the Federal Reserve Bank’s "Bank Holding Company Performance Report" (FRB Report). The most current peer data available in the FRB Report is for the 3-month period ended March 31, 2016, in which our return on average equity (ROE), annualized, was 12.0%, as compared to 8.1% for our peer group.

As of June 30, 2016, our ratio of loans 90 days past due and accruing, plus nonaccrual loans to total loans was 0.43%, as compared to 0.85% for our peer group, while our annualized ratio of net loan losses of 0.04% was below the peer result of 0.08%.

Industry Recognition: Arrow Financial Corporation was recently included on American Banker's "Midtier Performers" list, ranking 30th out of more than 215 financial institutions. The list, published in a recent edition of the magazine, ranked 217 public and private companies with assets between $2 billion and $10 billion based on their three-year average returns on equity.

Additionally, Arrow's subsidiary, Glens Falls National Bank and Trust Company was recently recognized on Seifried & Brew's "Top 15th Percentile of Community Banks" list based on its performance in 2015. To create the list, Seifried & Brew measured how institutions with assets between $10 million and $10 billion balanced risk and reward, using its Total Risk/Return Composite Ranking system. According to Seifried & Brew, to make the list is "no small feat, considering that these banks not only survived the financial crisis, but actually thrived. This supports Seifried & Brew's belief that conservative, traditional community banking is the strength of our financial system."

Both of the Company's two banking subsidiaries were again each recognized as a 5-Star Superior Bank by BauerFinancial, Inc. based on the most recently available financial data. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have each earned this designation for the past 37 and 29 quarters, respectively.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$15,708	$13,939	$30,732	$27,589
Interest on Deposits at Banks	34	26	66	47
Interest and Dividends on Investment Securities:
Fully Taxable	2,018	2,013	4,105	3,957
Exempt from Federal Taxes	1,477	1,429	2,960	2,804
Total Interest and Dividend Income	19,237	17,407	37,863	34,397
INTEREST EXPENSE
NOW Accounts	311	338	621	668
Savings Deposits	224	182	446	349
Time Deposits of $100,000 or More	98	88	185	178
Other Time Deposits	164	185	333	387
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	10	5	15	10
Federal Home Loan Bank Advances	314	301	623	451
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	163	144	324	286
Total Interest Expense	1,284	1,243	2,547	2,329
NET INTEREST INCOME	17,953	16,164	35,316	32,068
Provision for Loan Losses	669	70	1,070	345
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	17,284	16,094	34,246	31,723
NONINTEREST INCOME
Income From Fiduciary Activities	2,000	2,051	3,931	3,984
Fees for Other Services to Customers	2,417	2,334	4,654	4,573
Insurance Commissions	2,133	2,367	4,341	4,506
Net Gain on Securities Transactions	144	16	144	106
Net Gain on Sales of Loans	159	120	338	252
Other Operating Income	341	556	662	879
Total Noninterest Income	7,194	7,444	14,070	14,300
NONINTEREST EXPENSE
Salaries and Employee Benefits	8,408	8,186	16,530	15,878
Occupancy Expenses, Net	2,335	2,344	4,798	4,831
FDIC Assessments	314	296	627	576
Other Operating Expense	3,827	3,557	7,300	7,053
Total Noninterest Expense	14,884	14,383	29,255	28,338
INCOME BEFORE PROVISION FOR INCOME TAXES	9,594	9,155	19,061	17,685
Provision for Income Taxes	2,947	2,850	5,865	5,525
NET INCOME	$6,647	$6,305	$13,196	$12,160
Average Shares Outstanding [1]:
Basic	12,982	12,886	12,968	12,886
Diluted	13,038	12,922	13,014	12,923
Per Common Share:
Basic Earnings	$0.51	$0.49	$1.02	$0.94
Diluted Earnings	0.51	0.49	1.01	0.94
[1] Share and per share data have been restated for the September 28, 2015, 2% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2016	December 31, 2015	June 30, 2015
ASSETS
Cash and Due From Banks	$46,139	$34,816	$31,438
Interest-Bearing Deposits at Banks	16,976	16,252	13,699
Investment Securities:
Available-for-Sale	362,929	402,309	391,817
Held-to-Maturity (Approximate Fair Value of $354,778 at June 30, 2016; $325,930 at December 31, 2015; and $328,361 at June 30, 2015)	343,814	320,611	324,116
Other Investments	9,961	8,839	6,470
Loans	1,672,490	1,573,952	1,479,670
Allowance for Loan Losses	(16,798)	(16,038)	(15,574)
Net Loans	1,655,692	1,557,914	1,464,096
Premises and Equipment, Net	26,775	27,440	28,570
Goodwill	21,873	21,873	22,003
Other Intangible Assets, Net	2,885	3,107	3,369
Other Assets	53,198	53,027	47,793
Total Assets	$2,540,242	$2,446,188	$2,333,371
LIABILITIES
Noninterest-Bearing Deposits	368,378	$358,751	$325,046
NOW Accounts	900,974	887,317	904,893
Savings Deposits	600,513	594,538	547,706
Time Deposits of $100,000 or More	72,730	59,792	58,284
Other Time Deposits	129,790	130,025	136,555
Total Deposits	2,072,385	2,030,423	1,972,484
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	41,497	23,173	24,273
Federal Home Loan Bank Overnight Advances	102,000	82,000	29,500
Federal Home Loan Bank Term Advances	55,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	23,987	21,621	25,167
Total Liabilities	2,314,869	2,232,217	2,126,424
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,420,776 Shares Issued at June 30, 2016 and December 31, 2015 and 17,079,376 at June 30, 2015)	17,421	17,421	17,079
Additional Paid-in Capital	252,511	250,680	240,243
Retained Earnings	38,852	32,139	35,303
Unallocated ESOP Shares (28,671 Shares at June 30, 2016; 55,275 Shares at December 31, 2015; and 58,606 Shares at June 30, 2015)	(850)	(1,100)	(1,200)
Accumulated Other Comprehensive Loss	(4,742)	(7,972)	(7,171)
Treasury Stock, at Cost (4,380,736 Shares at June 30, 2016; 4,426,072 Shares at December 31, 2015; and 4,397,740 Shares at June 30, 2015)	(77,819)	(77,197)	(77,307)
Total Stockholders’ Equity	225,373	213,971	206,947
Total Liabilities and Stockholders’ Equity	$2,540,242	$2,446,188	$2,333,371

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Net Income	6,647	6,549	6,569	5,933	6,305
Transactions Recorded in Net Income (Net of Tax):
Net Gain (Loss) on Securities Transactions	88	—	14	—	10

Share and Per Share Data:[1]
Period End Shares Outstanding	12,998	12,972	12,939	12,905	12,875
Basic Average Shares Outstanding	12,982	12,954	12,918	12,888	12,886
Diluted Average Shares Outstanding	13,038	12,989	12,979	12,929	12,922
Basic Earnings Per Share	$0.51	$0.51	$0.51	$0.46	$0.49
Diluted Earnings Per Share	0.51	0.50	0.51	0.46	0.49
Cash Dividend Per Share	0.25	0.25	0.25	0.245	0.245

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	22,195	21,166	44,603	17,788	37,303
Investment Securities	701,526	716,523	716,947	711,830	701,329
Loans	1,649,401	1,595,018	1,556,234	1,502,620	1,456,534
Deposits	2,082,449	2,069,964	2,075,825	1,970,738	1,983,647
Other Borrowed Funds	165,853	143,274	127,471	148,887	99,994
Shareholders’ Equity	223,234	218,307	213,219	209,334	206,831
Total Assets	2,496,795	2,455,256	2,442,964	2,356,121	2,316,427
Return on Average Assets, annualized	1.07%	1.07%	1.07%	1.00%	1.09%
Return on Average Equity, annualized	11.98%	12.07%	12.22%	11.24%	12.23%
Return on Tangible Equity, annualized [2]	13.47%	13.62%	13.86%	12.79%	13.94%
Average Earning Assets	2,373,122	2,332,707	2,317,784	2,232,238	2,195,166
Average Paying Liabilities	1,891,017	1,867,455	1,854,549	1,772,156	1,770,023
Interest Income, Tax-Equivalent[3]	20,343	19,745	19,619	18,924	18,501
Interest Expense	1,284	1,263	1,231	1,253	1,243
Net Interest Income, Tax-Equivalent[3]	19,059	18,482	18,388	17,671	17,258
Tax-Equivalent Adjustment[3]	1,106	1,119	1,109	1,093	1,094
Net Interest Margin, annualized [3]	3.23%	3.19%	3.15%	3.14%	3.15%

Efficiency Ratio Calculation: [4]
Noninterest Expense	14,884	14,370	14,242	14,850	14,383
Less: Intangible Asset Amortization	74	75	78	79	80
Net Noninterest Expense	14,810	14,295	14,164	14,771	14,303
Net Interest Income, Tax-Equivalent	19,059	18,482	18,388	17,671	17,258
Noninterest Income	7,194	6,875	6,687	7,137	7,444
Less: Net Securities (Gain) Loss	144	—	23	—	16
Net Gross Income	26,109	25,357	25,052	24,808	24,686
Efficiency Ratio	56.72%	56.37%	56.54%	59.54%	57.94%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	225,373	220,703	213,971	211,142	206,947
Book Value per Share [1]	17.34	17.01	16.54	16.36	16.07
Goodwill and Other Intangible Assets, net	24,758	24,872	24,980	25,266	25,372
Tangible Book Value per Share [1,2]	15.43	15.10	14.61	14.40	14.10

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.37%	9.36%	9.25%	9.40%	9.41%
Common Equity Tier 1 Capital Ratio	12.74%	12.84%	12.82%	12.66%	12.92%
Tier 1 Risk-Based Capital Ratio	13.95%	14.08%	14.08%	13.93%	14.24%
Total Risk-Based Capital Ratio	14.96%	15.09%	15.09%	14.94%	15.28%

Assets Under Trust Administration and Investment Management	$1,250,770	$1,231,237	$1,232,890	$1,195,629	$1,246,849

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 28, 2015, 2% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
	Total Stockholders' Equity (GAAP)	225,373	220,703	213,971	211,142	206,947
	Less: Goodwill and Other Intangible assets, net	24,758	24,872	24,980	25,266	25,372
	Tangible Equity (Non-GAAP)	$200,615	$195,831	$188,991	$185,876	$181,575

	Period End Shares Outstanding	12,998	12,972	12,939	12,905	12,875
	Tangible Book Value per Share (Non-GAAP)	$15.43	$15.10	$14.61	$14.40	$14.10

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
	Net Interest Income (GAAP)	17,953	17,363	17,279	16,578	16,164
	Add: Tax-Equivalent adjustment (Non-GAAP)	1,106	1,119	1,109	1,093	1,094
	Net Interest Income - Tax Equivalent (Non-GAAP)	$19,059	$18,482	$18,388	$17,671	$17,258
	Average Earning Assets	2,373,122	2,332,707	2,317,784	2,232,238	2,195,166
	Net Interest Margin (Non-GAAP)*	3.23%	3.19%	3.15%	3.14%	3.15%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The June 30, 2016 CET1 ratio listed in the tables (i.e., 12.74%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
	Total Risk Weighted Assets	1,662,381	1,617,957	1,590,129	1,574,704	1,515,416
	Common Equity Tier 1 Capital	211,801	207,777	203,848	199,377	195,800
	Common Equity Tier 1 Ratio	12.74%	12.84%	12.82%	12.66%	12.92%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	06/30/2016	12/31/2015	6/30/2015
Loan Portfolio
Commercial Loans	$106,651	$102,587	$95,334
Commercial Real Estate Loans	417,612	384,939	353,794
Subtotal Commercial Loan Portfolio	524,263	487,526	449,128
Consumer Loans	508,538	464,523	454,879
Residential Real Estate Loans	639,689	621,903	575,663
Total Loans	$1,672,490	$1,573,952	$1,479,670
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$16,287	$15,774	$15,625
Loans Charged-off	201	271	165
Less Recoveries of Loans Previously Charged-off	43	70	44
Net Loans Charged-off	158	201	121
Provision for Loan Losses	669	465	70
Allowance for Loan Losses, End of Quarter	$16,798	$16,038	$15,574
Nonperforming Assets
Nonaccrual Loans	$6,705	$6,433	$6,931
Loans Past Due 90 or More Days and Accruing	456	187	1,570
Loans Restructured and in Compliance with Modified Terms	111	286	283
Total Nonperforming Loans	7,272	6,906	8,784
Repossessed Assets	47	140	75
Other Real Estate Owned	885	1,878	234
Total Nonperforming Assets	$8,204	$8,924	$9,093
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.05%	0.03%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.16%	0.12%	0.02%
Allowance for Loan Losses to Period-End Loans	1.00%	1.02%	1.05%
Allowance for Loan Losses to Period-End Nonperforming Loans	231.00%	232.23%	177.30%
Nonperforming Loans to Period-End Loans	0.43%	0.44%	0.59%
Nonperforming Assets to Period-End Assets	0.32%	0.36%	0.39%
Six-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$16,038		$15,570
Loans Charged-off	417		455
Less Recoveries of Loans Previously Charged-off	107		114
Net Loans Charged-off	310		341
Provision for Loan Losses	1,070		345
Allowance for Loan Losses, End of Period	$16,798		$15,574
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.04%		0.05%
Provision for Loan Losses to Average Loans, Annualized	0.13		0.05